Exhibit 99.1

Investors Title Company Announces First Quarter 2012 Financial Results

CHAPEL HILL, N.C.--(BUSINESS WIRE)--May 4, 2012--Investors Title Company (NASDAQ: ITIC) today announced its results for the quarter ended March 31, 2012. The Company reported net income of $1,432,139, or $0.67 per diluted share, compared with $1,019,207, or $0.46 per diluted share, for the prior year period.

Total revenues increased 11.9% versus the prior year period to $22,414,274, primarily due to a 10.1% increase in net premiums written. Historically low interest rates drove a substantial increase in refinance activity versus the prior year period. Purchase activity was up as well, although to a lesser extent. New industry-wide premium charges for North Carolina that went into effect during the quarter also contributed to growth in premium revenue.

Total expenses increased 9.6% versus the prior year period, primarily due to increases in variable expenses such as commissions and the provision for claims, which fluctuate with premium volumes. The provision for claims as a percentage of net premiums written was 8.3% versus 4.0% in the prior year period due to an increase in volume in states with a higher average loss ratio, and an abnormally low claims expense in the prior year period. In addition, the Company continues to benefit from long-term reductions in operating expenses such as occupancy and operating costs in its branches due to an emphasis on expense control over the past few years.

Chairman J. Allen Fine added, “We are pleased with the uptick in mortgage lending activity and our first quarter results. Operating expenses were largely in line with recent quarterly trends adjusting for the improvement in activity levels, although we expect them to trend higher as we increase our investment in a number of software development initiatives. Our balance sheet remains very strong, and we continue to focus on long-term opportunities to enhance our competitive strengths and market presence.”

Investors Title Company is engaged through its subsidiaries in the business of issuing and underwriting title insurance policies. The Company also provides investment management services to individuals, companies, banks and trusts, as well as services in connection with tax-deferred exchanges of like-kind property.

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, among other statements, any predictions regarding future agency expansion or increasing operational efficiency. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from anticipated and historical results. Such risks and uncertainties include, without limitation: the cyclical demand for title insurance due to changes in the residential and commercial real estate markets; the occurrence of fraud, defalcation or misconduct; variances between actual claims experience and underwriting and reserving assumptions; declines in the performance of the Company’s investments; government regulation; and other considerations set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission, and in subsequent filings.

Investors Title Company and Subsidiaries
Consolidated Statements of Income
For the Three Months Ended March 31, 2012 and 2011
(Unaudited)

	Three Months Ended
	March 31
	2012	2011
Revenues:
Net premiums written	$19,667,420	$17,865,588
Investment income - interest and dividends	977,261	899,372
Net realized gain (loss) on investments	192,881	(26,160)
Other	1,576,712	1,283,220
Total Revenues	22,414,274	20,022,020

Operating Expenses:
Commissions to agents	11,192,127	10,879,586
Provision for claims	1,631,359	721,626
Salaries, employee benefits and payroll taxes	4,990,632	4,691,996
Office occupancy and operations	927,038	963,927
Business development	393,447	387,547
Filing fees, franchise and local taxes	351,922	214,113
Premium and retaliatory taxes	414,794	405,473
Professional and contract labor fees	400,537	308,524
Other	167,279	103,021
Total Operating Expenses	20,469,135	18,675,813

Income Before Income Taxes	1,945,139	1,346,207

Provision For Income Taxes	513,000	327,000

Net Income	$1,432,139	$1,019,207

Basic Earnings Per Common Share	$0.68	$0.46

Weighted Average Shares Outstanding - Basic	2,100,835	2,234,480

Diluted Earnings Per Common Share	$0.67	$0.46

Weighted Average Shares Outstanding - Diluted	2,128,788	2,239,500

Investors Title Company and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2012 and December 31, 2011
(Unaudited)

	March 31, 2012	December 31, 2011
Assets
Investments in securities:
Fixed maturities, available-for-sale, at fair value	$87,142,860	$85,407,365
Equity securities, available-for-sale, at fair value	26,824,431	22,549,975
Short-term investments	8,571,468	14,112,262
Other investments	5,628,864	3,631,714
Total investments	128,167,623	125,701,316

Cash and cash equivalents	16,465,383	18,042,258
Premiums and fees receivable, net	7,143,066	6,810,000
Accrued interest and dividends	962,560	1,108,156
Prepaid expenses and other assets	2,713,752	2,743,517
Property, net	3,469,310	3,553,216

Total Assets	$158,921,694	$157,958,463

Liabilities and Stockholders' Equity
Liabilities:
Reserves for claims	$38,285,000	$37,996,000
Accounts payable and accrued liabilities	10,513,737	12,330,383
Current income taxes payable	148,262	640,533
Deferred income taxes, net	1,445,108	479,363
Total liabilities	50,392,107	51,446,279

Stockholders' Equity:
Common stock - no par value (shares authorized 10,000,000;
2,097,564 and 2,107,681 shares issued and outstanding as
of March 31, 2012 and December 31, 2011, respectively,
excluding 291,676 shares for 2012 and 2011 of common stock
held by the Company's subsidiary)	1	1
Retained earnings	99,841,101	99,003,018
Accumulated other comprehensive income	8,688,485	7,509,165
Total stockholders' equity	108,529,587	106,512,184

Total Liabilities and Stockholders' Equity	$158,921,694	$157,958,463

Investors Title Company and Subsidiaries
Net Premiums Written By Branch and Agency
For the Three Months Ended March 31, 2012 and 2011
(Unaudited)

	Three Months Ended
	March 31
	2012	%	2011	%
Branch	$4,822,792	24.5	$3,696,280	20.7

Agency	14,844,628	75.5	14,169,308	79.3

Total	$19,667,420	100.0	$17,865,588	100.0

CONTACT:
Investors Title Company
Elizabeth B. Lewter, 919-968-2200